Exhibit  99.1

                                        Michael  Watts
                                        Ladson,  SC

     October  22,  2004


Board  of  Directors
Force  Protection,  Inc.

Dear  Members  of  the  Board:

As you have already been informed, the IRS has charged my wife and me with one count of tax evasion, alleging understatement of income for the 1997 tax year. Jan and I are resolved to continue our vigorous defense until this is clarified, and we are firm in our belief that this issue will be resolved in our favor when all the facts have been examined. This is strictly a personal matter that does not involve Force Protection, Inc. Other than myself, no one with any connection to Force Protection, Inc. has any connection whatsoever to the case or the transactions or entities that gave rise to this dispute.

I have retained the firm of Hallinan and Wine to represent me in this matter. Ken Wine states the following: "We believe that the evidence will show that Michael and Jan Watts are innocent of this charge related to their 1997 tax filing. The Watts, who are not tax specialists, relied upon advice of professionals in interpreting what professionals acknowledge is one of the most complicated and Byzantine creations known to man -- the U.S. Tax Code. It is disheartening to see the government use it limited resources to file this belated charge, and, in the end, we expect the Watts' full exoneration."

Force Protection, Inc. is a company on the move. It has grown by leaps and bounds since I took the helm in July of 2002. We have made great strides on many fronts and I believe it is critically important that this growth continue - not only for our employees and shareholders, but for our country, our troops, and their families. The vehicles we produce must continue to be placed in service as quickly as possible. This sense of mission is a driving force at Force Protection, Inc.

Our company is at a critical juncture - on the threshold of great things. I do not want the distractions of this charge against my wife and me to jeopardize the pace and potential of our current growth by creating an environment of uncertainty. The last thing I want is for a personal dispute with the IRS to get in the way of our progress.

With this in mind, I feel it best to step aside, in my capacity as CEO and in my position as a director, until this dispute is clarified. I recommend the Board appointment of an interim Chief Executive Officer who will serve until this matter is clarified.

Sincerely,


/s/ Michael Watts
Michael  Watts